Exhibit 99.1

PATHMARK STORES, INC.
200 MILIK STREET
CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE	CONTACT: HARVEY M. GUTMAN 732-499-4327

PATHMARK REPORTS PRELIMINARY FIRST QUARTER SALES

Carteret, New Jersey, May 2, 2006 – Pathmark Stores, Inc. (Nasdaq: PTMK) today reported that John Standley, its Chief Executive Officer, will comment at the Lehman Brothers Ninth Annual Retail Seminar this afternoon that same-store sales for its first quarter ended April 29, 2006 decreased six basis points, or were virtually flat. Preliminary total sales were $998.6 million compared to $1,002.5 million in the prior year's first quarter. The company also announced that it expects to release its first quarter earnings results on June 1, 2006.

About Pathmark Stores, Inc.

Pathmark is a regional supermarket chain currently operating 141 supermarkets in the New York – New Jersey and Philadelphia metropolitan areas. Additional information about Pathmark may be found at its website, www.pathmark.com.

Except for historical information contained herein, the matters discussed in this release and the accompanying discussions on the earnings conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, earnings estimates, adjusted EBITDA, sales and capital expenditures and are indicated by words or phrases such as "anticipates", "believes", "expects", "forecasts", "guidance", "intends", "may", "plans", "projects", "will" and similar words and phrases. By their nature, such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management's assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company's operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company's reports and filings available from the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

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